UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2006

METRETEK TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-19793	84-11698358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

303 East 17th Avenue, Suite 660, Denver, Colorado	80203
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (303) 785-8080
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Amendments to 1998 Stock Incentive Plan
     On June 12, 2006, the stockholders of Metretek Technologies, Inc., a Delaware corporation (the “Company”), adopted and approved certain amendments (the “Amendments”) to the Company’s 1998 Stock Incentive Plan, as amended and restated (the “Plan”), at the Company’s 2006 Annual Meeting of Stockholders. The Amendments were proposed by the Board of Directors of the Company (the “Board”) on March 20, 2006 and incorporated into an amended and restated version of the Plan, subject to stockholder approval. The Amendments, as incorporated in the Amended and Restated Plan, became effective upon stockholder approval on June 12, 2006.
     The Amendments:
(i)	increase the number of shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”) authorized for issuance thereunder by 1,000,000 shares to an aggregate of 3,750,000 shares;
(ii)	eliminate the provision requiring formula grants of stock options to non-employee directors;
(iii)	prohibit the repricing of stock options without stockholder approval; and
(iv)	address and comply with Section 409A of the Internal Revenue Code of 1986, as amended.
     The foregoing summary of the Amendments is qualified in its entirety by reference to, and should be read in conjunction with, Amended and Restated Plan, dated as of June 12, 2006, which is Exhibit 10.1 hereto and incorporated herein by reference.
PowerSecure Key Employee Retention Plan
     On June 12, 2006, upon recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the Board adopted the PowerSecure, Inc. Key Employees Retention Plan (the “PowerSecure Plan”) and established the performance criteria and cash bonuses available under the PowerSecure Plan for six key employees of PowerSecure, Inc., a Delaware corporation and wholly-owned subsidiary of the Company “PowerSecure”). One of the six key employees under the PowerSecure Plan is Jonathan Hinton, who is the son of Sidney Hinton, the President and Chief Executive Officer of PowerSecure.
     The PowerSecure Plan is a cash incentive program designed to motivate these key employees to achieve certain significant financial and other performance objectives of PowerSecure, to reward them for their achievements when those objectives are met, and to induce them to remain employed with PowerSecure. Under the PowerSecure Plan, the key employees of PowerSecure will receive a cash bonus of $250,000 if they remain employed through December 31, 2010 and of an additional $250,000 if they remain employed through December 31, 2015. In addition, four of the key employees will receive cash bonuses, ranging from $250,000 up to $1,500,000, for achieving certain significant performance goals relating to their contribution to PowerSecure sales or gross profit, depending on the employee.
     The PowerSecure Plan is not an employment agreement and does not affect PowerSecure’s “at will” right to terminate its employees, even its key employees included in the PowerSecure Plan, subject to such employees’ rights under law and other contracts, if any. While each of the key employees is currently subject to a one-year non-competition agreement with PowerSecure, the non-competition period will be increased to two years for each key employee who receives any bonus under the PowerSecure Plan. The Compensation Committee and the Board of Directors believe that the PowerSecure Plan is in the long-term best interests of the Company and its stockholders.
Change in Compensation of Non-Employee Directors
     Also on June 12, 2006, the Board, upon the recommendation of the Compensation Committee, approved a change to the compensation of directors of the Company who are not officers or employees of the Company (“Non-Employee Directors”), effective June 12, 2006. The annual grant of stock options to the Non-Employee Directors on the date of the Company’s annual meeting of stockholders has been fixed at 7,500 shares of Common Stock, of which one-third vest immediately upon grant, one-third vest on the first anniversary of the grant date and the final third vest on the second anniversary of the grant date. All stock options will have an exercise price equal to the fair market value of the Common Stock on the date of grant, which is equal to the closing trading price of the Common Stock, as reported on the American Stock Exchange (or, if then different, on the principal stock exchange or stock market on which the Common Stock is then listed or traded), will vest so long as the Non-Employee Director remains a director on the vesting dates (subject to immediate vesting upon a change in control or upon the director’s normal retirement from the Board), and will expire ten years after the grant date, subject to earlier termination in certain events. Non-Employee Directors also receive a monthly retainer of $3,000 for all services to the Board, including service on committees of the Board and attendance at meetings of the Board and of committees of the Board, and are not paid any additional fees or compensation for their service on the Board. A Summary Sheet of Compensation of Non-Employee Directors is attached hereto as Exhibit 10.2 and incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
10.1	Metretek Technologies, Inc. 1998 Stock Incentive Plan, Amended and Restated as of June 12, 2006 (Incorporated by reference to Exhibit 10.1 to the Metretek Registration Statement on Form S-8, Registration No. 333-134938).
10.2	Summary Sheet of Compensation of Non-Employee Directors, effective June 12, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRETEK TECHNOLOGIES, INC.

By:	/s/ W. Phillip Marcum

W. Phillip Marcum President and Chief Executive Officer
Dated: June 12, 2006

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